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                                   EXHIBIT 5.1

                      [QED Law Group, P.L.L.C. Letterhead]



February 20, 2003

Tom Pascoe, President and CEO
HiEnergy Technologies, Inc.
1601 Alton Parkway, Unit B
Irvine, California  92606

Re: Registration Statement on Form SB-2

Dear Mr. Pascoe:

We have acted as special U.S. securities counsel for HiEnergy Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the resale by the persons and entities named in the Registration Statement (the "Selling Security Holders") of an aggregate of 8,055,034 shares of the Company's common stock, par value $0.001 per share (the "Shares"), that are not presently covered by any other registration statement. The Shares include an aggregate of 3,256,993 shares of common stock that are issued and outstanding ("Issued Shares") and an aggregate of 3,580,129 shares of common stock that are or may become issuable upon exercise of options or warrants, upon conversion of convertible preferred stock and upon payment of dividends or penalties in common stock (collectively, "Underlying Shares"), as described in the Registration Statement. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Certificate of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We have also assumed that all of the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.




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HiEnergy Technologies, Inc.
February 20, 2003
Page 2


Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

     1.  The  Issued  Shares,  when  sold  as  contemplated  by the Registration
Statement,  will  be  validly  issued,  fully  paid  and  non-assessable.

     2. The Underlying Shares, when issued upon exercise of each of the options or warrants or upon conversion of each share of Series A Convertible Preferred Stock or upon payment of a dividend in accordance with their respective terms, including payment of the applicable exercise or conversion price, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

QED Law Group, P.L.L.C.

/s/ Shea Wilson

Shea Wilson



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